Exhibit 99.1
Innovus Pharma Turns Cash Flow Positive with Over $1 Million in Revenues for the Second Quarter 2016

Company Affirms its Previously Announced Revenue Guidance of $5 Million for 2016

San Diego, Calif., August 9, 2016 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTCQB: INNV) announced today that the Company turned cash flow positive with over $256,000 in cash provided by operations which is ahead of its projected timelines, due to higher revenues from the sale of its Beyond Human and Innovus Pharma products.

"Becoming operationally cash flow positive from the second quarter and ahead of the timeline projected is a major financial achievement for the Company and a big step towards our projected profitability in 2017. We have now fully integrated the Beyond Human sales and marketing platform and are reaping the benefits of this acquisition," said Dr. Bassam Damaj, Innovus Pharma President & CEO.

2016 Business Outlook

"Based on the huge success we are experiencing with our sales, we believe we are well positioned to achieve our projected $5M in revenues for 2016 without any revenue from our long awaited product FlutiCare™, currently under review by the FDA," Dr. Damaj stated. "To date we have exceeded our commercial expectations and with the projected launch of Sensum+®, RecalMax™ and Xyralid® in the second half of 2016 under the Beyond Human sales platform, we believe that revenues will continue to increase through the balance of 2016 and into 2017 and exceed our projections." he added.

Q2 Financial Results for the three months ended June 30, 2016:

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Net revenues totaled over $1.0 million, $880,000 of which came from the sale of Beyond Human and Vesele® products. An increase of $836,000 as compared to net revenues of $183,000 for the same period in 2015,.

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Gross profit on product sales was $757,000 or 74% of net revenues, compared to gross profit on product sales of $114,000 or 64% of net revenues, for the same period in 2015. The increase in gross profit on product sales was primarily due to sales from Beyond Human products.

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Total operating expenses increased 51% to $1,462,000 from $966,000 in the same period in 2015. Selling, general and administrative expenses for the second quarter of 2016 increased primarily due to increased sales and marketing efforts for our products.

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Net loss was $ 4,360,340 or a loss of $0.05 per share compared with a net loss of $864,000 or a loss of $0.02 per share for the same period in 2015. The increase in the net loss compared to the same period in 2015 is a result of the non-cash charge related to the financing.

Highlights for six months, ending June 30, 2016, included:

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Net revenues totaled $1.2 million, Beyond Human and Vesele® product sales contributing $918,000 of revenue during 2016. This compared to net revenues of $380,000 for the same period in 2015, an increase $865,000.

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Gross profit on product sales was $861,000, or 69% of revenue, compared to gross profit on product sales of $235,000 or 63% of revenue, for the same period in 2015, primarily due to sales from Beyond Human products.

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Total operating expenses increased 17% to $2,905,000 from $2,490,000, in the same period in 2015, primarily as a result of increased efforts to support our sales and marketing efforts on our products in existing and new markets, as well as, for working capital and other general corporate purposes.

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Net loss $5,915,309, or a loss $0.08 per share, compared with a net loss of $2,366,000, or a loss of $0.06 per share, for the same period in 2015. The increase in the net loss compared to the same periods in 2015 is a result of the non-cash Charges related to the financing.

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Cash and cash equivalents were $198,000 as of June 30, 2016, an increase of $142,000 from $56,000 as of December 31, 2015. We also had restricted cash of $1,305,000 as of June 30, 2016 which represents the cash proceeds from our convertible debt financing that was held in escrow until its release in July 2016. The cash does not include the additional $1,500,000 raised in July and approximately $200,000 received from exercise of Warrants.

The Company is planning on filing its Second Quarter Form 10-Q on August 15, 2016

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health and vitality. The Company generates revenues from its lead products (a) BTH® Testosterone Booster, (b) BTH® Human Growth Agent, (c) Zestra® for female arousal and (d) EjectDelay® for premature ejaculation and has an additional five marketed products in this space, including (e) Sensum+® for the indication of reduced penile sensitivity, (for sales outside the U.S. only), (f) Zestra Glide®, (g)Vesele® for promoting sexual and cognitive health, (i) Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality, (j) BTH Vision Formula, (k) BTH Blood Sugar, among others and eventually FlutiCare™ OTC for Allergic Rhinitis, if its ANDA is approved by the U.S. FDA.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com.

Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, receiving approval or to be compliant with the requirements of any relevant regulatory authority, to successfully commercialize its products and to achieve its other development, commercialization, meeting its sales projections, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein.  Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC.  Copies of these reports are available from the SEC's website or without charge from the Company.

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Contact:
Kevin Holmes
Chesapeake Group
info@chesapeakegp.com
Tel: 410-825-3930

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